EXHIBIT 99.1
COMPREHENSIVE CARE CORPORATION REPORTS
SECOND QUARTER EARNINGS
TAMPA, FL — (BUSINESSWIRE) — January 12, 2006 — Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today reported results for the second quarter of Fiscal 2006 ended November 30, 2005 and for the six months ended November 30, 2005. Net income for the quarter ended November 30, 2005 was $108,000, or $0.01 earnings per diluted share, compared to a net loss of $297,000 or $0.05 loss per share for the prior quarter, and net income of $103,000, or $0.02 earnings per diluted share, for the quarter ended November 30, 2004. For the six months ended November 30, 2005, the net loss was $189,000, or $0.03 per share. This compares to net income of $194,000, or $0.04 per diluted share, for the six months ended November 30, 2004.
Operating revenues were $6.8 million and $13.1 million, respectively, for the three and six months ended November 30, 2005 compared to operating revenues of $6.2 million and $12.3 million, respectively, for the three and six months ended November 30, 2004. The increase in operating revenues during Fiscal 2006 is primarily attributed to the previously announced new health plan client in Pennsylvania.
Mary Jane Johnson, President and Chief Executive Officer of CompCare, stated, “I am extremely pleased to see an improvement in our performance compared to last quarter’s results. Our commitment to delivering high-quality services for our behavioral carve-out clients remained steadfast during the quarter, while we continued to innovate in new areas of product development as part of our sales strategy. I am satisfied with our solid performance this quarter and I look forward to launching new products during 2006 that position us for additional revenue growth.”
About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in, Florida, Michigan, and Texas; serves approximately 800,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 36 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include, but are not limited to, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, the profitability of our capitated contracts, cost of care, seasonality, and other risks detailed from time to time in the Company’s SEC reports.
FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808   * Fax 813-288-4844
www.compcare.com